Exhibit 5.1

July 14, 2008

Grill Concepts, Inc.

6300 Canoga Avenue, Suite 1700

Woodland Hills, California 91367

Re:	Form S-8 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Grill Concepts, Inc. (the “Company”) covered by a Form S-8 Registration Statement, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.	500,000 shares of common stock, $0.00004 par value (the “Shares”), issued, or to be issued, pursuant to the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined the corporate records of the Company, including the Company’s Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Plan, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name in the Registration Statement.

Sincerely,

/s/ Michael W. Sanders

Michael W. Sanders